UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒                Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Center Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 28, 2008

TO THE SHAREHOLDERS OF CENTER FINANCIAL CORPORATION:

The Annual Meeting of Shareholders (the “Meeting”) of Center Financial Corporation will be held at the Olympic Office of Center Bank, 2222 West Olympic Boulevard, Los Angeles, California 90006 on Wednesday, May 28, 2008 at 6:00 p.m.

At the annual meeting, you will be asked to consider and vote on the following matters:

1. Amendment of Articles of Incorporation. Approving a proposal to amend the Company’s Articles of Incorporation to declassify the Board of Directors so that each director will stand for re-election on an annual basis.

2. Election of Directors. Electing the following three individuals to serve until the next annual meeting of shareholders and until their successors are elected and qualified, in the event Proposal 1 is approved; or in the alternative to elect such individuals to serve as Class II directors until the 2010 annual meeting of shareholders and until their successors are elected and qualified, in the event Proposal 1 is not approved:

Chung Hyun Lee Jin Chul Jhung Peter Y.S. Kim

3. Ratification of Appointment of Accountants. Ratifying the appointment of Grant Thornton, LLP as our independent registered public accounting firm for 2008.

4. Transacting such other business as may properly come before the Meeting and any and all adjournments thereof.

The Board of Directors recommends that you vote in favor of the election of the above nominees and in favor of Proposals 1 and 3.

Only shareholders of record at the close of business on March 31, 2008 are entitled to notice of and to vote at the annual meeting. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card in the postage paid envelope provided, so that as many shares as possible may be represented. The vote of every shareholder is important and we will appreciate your cooperation in returning your executed proxy promptly. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting. If you hold your shares in certificate form and attend the Meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to vote your shares personally at the Meeting. Please indicate on the proxy whether or not you expect to attend.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

DATED:	April 28, 2008	By Order of the Board of Directors

Lisa Kim Pai Secretary

CENTER FINANCIAL CORPORATION

3435 Wilshire Boulevard, Suite 700

Los Angeles, California 90010

(213) 251-2222

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 28, 2008

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Center Financial Corporation (the “Company”) to be held at the Olympic Office of Center Bank (the “Bank”), 2222 West Olympic Boulevard, Los Angeles, California 90006, at 6:00 p.m., on Wednesday, May 28, 2008, and at any and all adjournments thereof.

It is expected that this Proxy Statement and accompanying Notice will be mailed to shareholders on approximately April 28, 2008.

The matters to be considered and voted upon at the Meeting will be:

1. Amendment of Articles of Incorporation. To approve a proposal to amend the Company’s Articles of Incorporation to declassify the Board of Directors so that each director will stand for re-election on an annual basis.

2. Election of Directors. To elect three individuals to serve until the next annual meeting of shareholders and until their successors are elected and qualified, in the event Proposal 1 is approved; or in the alternative to elect such individuals to serve as Class II directors until the 2010 annual meeting of shareholders and until their successors are elected and qualified, in the event Proposal 1 is not approved.

3. Ratification of Appointment of Accountants. To ratify the appointment of Grant Thornton, LLP as our independent registered public accounting firm for 2008.

4. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

Revocability of Proxies

A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. (Any shareholder who holds shares in certificate form and attends the Meeting may simply revoke his or her previously submitted proxy and vote their shares at that time. Shareholders whose shares are held by a broker or are otherwise not registered in their own names will need additional documentation from their record holder to vote any shares personally at the Meeting.) Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted in favor of the election of the nominees for directors set forth herein, in favor of Proposals 1 and 3 and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The solicitation of the Proxy accompanying this Proxy Statement is made by the Company’s Board of Directors, and the Company will bear the costs of such solicitation, including preparation, printing and mailing costs. The proxies will be solicited principally through the mails, but directors, officers and employees of the Company may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in the Company is held of record by such entities, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company may pay for and utilize the services of individuals or companies it does not regularly employ in connection with this solicitation of proxies, if management determines it advisable.

VOTING SECURITIES

There were 16,367,341 shares of the Company’s common stock issued and outstanding on March 31, 2008, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each shareholder is entitled to one vote on each proposal per share of common stock held as of the record date. Shareholders do not have cumulative voting rights in connection with the election of directors. The election of three directors to serve until either the 2009 or 2010 annual meeting requires approval by a “plurality” of the votes cast by the shares of common stock entitled to vote in the election. This means that the three nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. Shares represented by proxies that are marked with instructions to “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention or otherwise) will not be counted in determining the number of votes cast for those persons.

Approval of the proposal to amend the Company’s Articles of Incorporation requires the affirmative vote of a majority of the Company’s outstanding shares. For all other matters, including the ratification of the appointment of our accountants, a majority of votes cast shall decide the outcome of each matter submitted to the shareholders at the Meeting. Abstentions will be included in the vote totals and, as such, will have the same effect on proposals as a negative vote. Broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in the vote totals and, as such, will have no effect on any proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owned beneficially more than 5% of the outstanding common stock of the Company as of March 31, 2008, except for Sang Hoon Kim, who is a member of the Company’s Board of Directors, and Kinetics Asset Management, Inc. Information concerning the stock ownership of the Company’s executive officers, directors and nominees for director is set forth below under “PROPOSAL 2: ELECTION OF DIRECTORS.” The following table furnishes information concerning Kinetics Asset Management, Inc.:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[1]
Common Stock	Kinetics Asset Management, Inc. 470 Park Avenue South, 4th Floor South New York, New York 10016	1,720,945[2],[3]	10.51%[1],[3]

PROPOSAL 1

AMENDMENT OF ARTICLES OF INCORPORATION

Introduction

The Board of Directors has proposed an amendment to the Company’s Articles of Incorporation to eliminate Article Six thereof, which currently requires the Board of Directors to be divided into two classes as nearly equal in number as possible, serving staggered terms of two years each. The elimination of this Article would declassify the Board of Directors and provide for the annual election of all directors.

The Board of Directors deems this amendment to be in the best interests of the Company and its shareholders. If approved by the shareholders, the amendment to the Articles of Incorporation will become effective upon the filing with the California Secretary of State, which the Company anticipates would be done as soon as practicable following the approval of this proposal at the annual meeting.

Background and Reasons for Declassification Proposal

This proposal is intended to increase director accountability to shareholders and continue to enhance the Company’s corporate governance policies and procedures. Classified boards have been widely adopted by companies and have a long history in corporate law. Those supporting classified boards assert that they promote the independence of directors in that directors elected for multi-year terms are less subject to outside influence. Advocates of classified boards also believe that they provide continuity and stability in the management of the business and affairs of a company since a majority of directors will have prior experience as directors of the company. Supporters further assert that classified boards may enhance shareholder value by motivating an entity seeking control of a target company with a classified board to initiate arms-length discussions with the board of the target company because the entity would be unable to replace the entire board in a single election.

Some investors, however, have come to view classified boards as having the effect of insulating directors from being accountable to a corporation’s shareholders. A classified board of directors, for example, limits the ability of shareholders to elect all directors on an annual basis and exercise influence over a company, and may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees. The election of directors is the primary means for shareholders to influence the business and affairs of the Company and to hold directors accountable for implementation of policies. A classified board may also make it more difficult for another company to acquire the Company, which could reduce the market price of the Company’s common stock and the price that the shareholder may ultimately receive when their stock is sold.

After careful consideration of the various arguments for and against a classified board, the Board of Directors proposes declassifying the Board. This determination by the Board furthers our goal of ensuring that

[1]

As the information concerning this shareholder is based on a Schedule 13G filing with the SEC, the numbers of shares reported are as of December 31, 2007, but the percentage is based on the number of shares of Center Financial’s common stock issued and outstanding on March 31, 2008.

[2]

Based solely on a Schedule 13G as of December 31, 2007, filed with the SEC on March 10, 2008 by Kinetics Asset Management, Inc. (“Kinetics”), a registered investment advisor as defined in applicable SEC rules. Kinetics has sole voting and sole dispositive power with respect to all shares reported.

[3]

As Kinetics’ level of ownership increased to more than 10% of the Company’s outstanding shares without the prior approval of the Department of Financial Institutions (the “DFI”), we have been advised by the DFI that Kinetics will not be able to vote the excess shares at the Meeting. The number of shares which Kinetics will be able to vote at the Meeting is 1,636,734 shares, or just under 10% of the shares outstanding.

the Company’s corporate governance policies establish director accountability to the Company’s shareholders and will allow shareholders the opportunity each year to act upon their views on the performance of the Board of Directors by electing all directors annually.

The Board of Directors has unanimously approved the proposed amendment to the Articles of Incorporation described above and, if approved by the requisite vote of the shareholders as set forth below, the Articles of Incorporation will be amended to declassify the Board of Directors.

Effect of Voting Outcomes

If this proposal is approved and the amendment to the Articles of Incorporation becomes effective shortly after the 2008 annual meeting, the current Class II directors to be elected at the 2008 annual meeting would serve one year terms, and the Class I directors elected at the 2007 annual meeting would serve out their two year terms, so that all directors would stand for re-election in 2009.

If this proposal is not approved, pursuant to the Company’s current Articles of Incorporation, the Board of Directors will remain classified and approximately one-half of the Board will stand for election in any given year. In such a case, the three Class II directors standing for election this year pursuant to Proposal 2 would be elected to two-year terms expiring in 2010, and the current staggered terms of directors would continue.

Vote Required

The affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock is necessary to approve this proposed amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

PROPOSAL 2

ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not fewer than six nor more than eleven until changed by a bylaw amendment duly adopted by the vote or written consent of our shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our shareholders or by our Board of Directors. The exact number of directors is presently fixed at seven.

Pursuant to the Company’s Articles of Incorporation, the Board of Directors is currently divided into two classes, designated Classes I and II. The directors serve staggered two-year terms, so that directors of only one class are elected at each annual meeting of shareholders. As indicated above, the shareholders are being asked to vote on a proposal to amend the Company’s Articles of Incorporation to declassify the Board of Directors. If Proposal 1 is approved and the amendment to the Articles of Incorporation becomes effective shortly after the 2008 annual meeting, the current Class II directors to be elected at the 2008 annual meeting would serve one year terms. If Proposal 1 is not approved, the Board of Directors would remain classified and the current Class II directors to be elected at the 2008 annual meeting would serve two year terms. At the meeting, shareholders will be asked to elect the following three Class II directors whose terms expire this year, for an additional term of either one or two years, depending on the results of the voting with respect to Proposal 1 above at the annual meeting:

Chung Hyun Lee Jin Chul Jhung Peter Y.S. Kim

Since shareholders do not have cumulative voting rights in the election of directors, a plurality of the votes cast is required for the election of directors. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

The following table sets forth certain information with respect to (i) each of the persons to be nominated by the Board of Directors for election as directors, (ii) each of the Company’s directors and executive officers, and (iii) the directors and executive officers of the Company as a group:

					Common Stock Beneficially Owned on March 31, 2008
Name, Address and Offices Held with Company[4]	Principal Occupation for the Past Five Years	Age	Term to Expire/ Director Since		Number of Shares[5]		Vested Option Shares[6]	Percentage of Shares Outstanding[7]
Peter Y. S. Kim Chairman of the Board	President and Chairman, Harbor Express, Inc., Gold Point Transportation, Inc., Bridge Warehouse, Inc. (Trucking); President, 3Plus Logistics	59	2009 2000 (1998	8/ )[9]	570,724	[10]	—	3.49%

David Z. Hong Director	Retired (formerly accountant, David Hong Accounting Service)	78	2009 2000 (1985	/ )[9]	781,262	[11]	—	4.77%

Jin Chul Jhung Director	President and Chairman, Royal Imex, Inc. (Importing and Wholesale)	64	2009 2000 (1998	8/ )[9]	219,234	[12]	—	1.34%

Chang Hwi Kim Director	President, Maxion Inc. (Home Entertainment)	65	2009 2000 (1989	/ )[9]	714,724	[13]	—	4.37%

[4]

All offices held apply to both Center Financial Corporation and Center Bank unless otherwise indicated. The business address of each of the directors and executive officers is 3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010.

[5]

Except as otherwise noted, may include shares held by such person's spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in "street name" for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person (and/or such person's spouse) is the sole beneficiary and has pass-through voting rights and investment power.

[6]

Consists of option shares which are vested or will vest within 60 days of March 31, 2008 pursuant to the Company’s 2006 Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year-End.”

[7]

This percentage is based on the total number of shares of the Company’s common stock outstanding, plus the number of option shares for the applicable individual or group which are vested or will vest within 60 days of March 31, 2008 pursuant to the Company’s 2006 Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year-End.”

[8]	This director’s term will expire in 2009 if Proposal 1 is approved and in 2010 if Proposal 1 is not approved.

[9]	Year first elected or appointed a director of Center Bank.

[10]	All of these shares are pledged.

[11]

Consists of 618,282 shares held personally by Mr. Hong, all of which are pledged; and 192,980 shares held by two charitable remainder trusts of which Mr. Hong is a trustee and beneficiary, and in which Mr. Hong has proportional pecuniary interests of approximately 71% and disclaims beneficial ownership of the remaining 29%. Mr. Hong has sole voting and investment power as to all 192,980 shares held by these trusts.

[12]	Includes 30,740 shares held by Royal Imex, Inc., of which Mr. Jhung is President, Chairman and sole shareholder, as to which shares Mr. Jhung has sole voting and investment power.

[13]	Includes 18,364 shares owned by Chang Hwi Kim's adult children, as to which shares Mr. Kim has sole voting and investment power pursuant to an agreement with the record owners of the shares.

(Table and footnotes continued on following page.)

					Common Stock Beneficially Owned on March 31, 2008
Name, Address and Offices Held with Company[4]	Principal Occupation for the Past Five Years	Age	Term to Expire/ Director Since		Number of Shares[5]		Vested Option Shares[6]	Percentage of Shares Outstanding[7]

Sang Hoon Kim Director	Retired Chairman and Chief Executive Officer, Tmecca.com [14]	67	2009 2000 (1985	/ )[9]	1,017,478	[15]	—	6.22%

Chung Hyun Lee Director	President, NuArt International, Inc. (Cosmetics Importing)	66	2009 2000 (1985	8/ )[9]	573,886	[10]	—	3.51%

Jae Whan Yoo President, Chief Executive Officer and Director	President and Chief Executive Officer, Center Bank and Center Financial Corporation[16]	58	2009 2007 (2007	/ )[9]	1,600		33,333	*

Lisa Kim Pai Executive Vice President, General Counsel, Corporate Secretary and Chief Risk Officer	Executive Vice President and General Counsel, Center Bank and Center Financial Corporation[17]	48	n/a		—		10,000	*

Lonny D. Robinson Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, Center Bank and Center Financial Corporation[18]	50	n/a		—		10,000	*

Directors and Executive Officers as a Group (9 persons)					3,878,908		53,333	23.95%

(Certain footnotes appear on previous page.)

[14]	Sang Hoon Kim served as Chairman and Chief Executive Officer of Tmecca.com, an on-line provider of professional books and magazines, from 2001 until he retired from this position in April 2006.

[15]

Includes 57,546 shares held by Saymee K, Inc., of which Sang Hoon Kim’s adult son is President and a majority shareholder; 542,836 shares owned by Mr. Kim’s adult children, of which 271,418 are pledged; and 7,812 shares held by other relatives of Mr. Kim, as to all of which shares Mr. Kim has sole voting and no investment power pursuant to agreements with the record owners of the shares. Also includes 200,250 shares held by Mr. Kim’s wife as separate property, as to which shares Mr. Kim has shared voting and investment power. Mr. Kim also owns 201,732 shares directly, 180,049 of which are pledged.

[16]

Prior to assuming these positions in January 2007, Mr. Yoo served as President, Chief Executive Officer and director of Hanmi Financial Corporation (“Hanmi Financial”) and Hanmi Bank in Los Angeles from July 2003 to December 2004; and in various roles of increasing responsibilities, most recently Executive Vice President, of Korea Citibank (formerly KorAm Bank) in Seoul, South Korea from 1991 to June 2003.

[17]

Prior to assuming these positions in February 2007, Ms. Kim served in private legal practice with Kim Pai & Associates in Pasadena, California since November 2006; as acting General Counsel And Corporate Secretary of Nara Bancorp in Los Angeles from June 2005 to October 2006; in private practice with The Law Offices of Lisa Pai in Los Angeles, California from February 2005 until May 2005; as Senior Vice President, General Counsel And Corporate Secretary of Hanmi Bank and Hanmi Financial in Los Angeles from its acquisition of Pacific Union Bank in May 2004 until January 2005; and in various positions with Pacific Union Bank in Los Angeles from 1994 until its sale to Hanmi Financial in 2004, most recently as Senior Vice President, General Counsel and Corporate Secretary since 2000.

[18]

Mr. Robinson was appointed to these positions on April 9, 2007. Previously, he served as our Interim Chief Financial Officer since February 12, 2007; as project specialist for the Louisville, Kentucky office of Resources Global Professionals (a multi-national professional service firm), where he provided consulting services to financial institutions (including the Company from January through April 2006) from July 2004 to February 2007; as Chief Administrative Officer of Lightyear Communications in Louisville from January to May 2004; and as President of First Bank, also in Louisville, from July 2002 to December 2003.

*	Less than 1%.

CORPORATE GOVERNANCE

General

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility and has fully implemented the corporate governance requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”).

Code of Ethics

We have adopted a Code of Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics may be found on our web site, “www.centerbank.com” under the topic “Governance.” We intend to post notice of any waiver from, or amendment to, any provision of our Code of Ethics on this web site.

Procedures for Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints received regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits the Company from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation.

Director Independence

The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit, Compensation and Corporate Governance and Nomination Committees are comprised solely of independent directors in accordance with applicable SEC and Nasdaq requirements. The Board has determined that all of its directors, other than the President and Chief Executive Officer, are “independent” as that term is defined by Nasdaq rules.

Director Attendance

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2007, the Board of Directors of the Company held a total of 18 meetings. Each incumbent director of the Company who served as a director during 2007 attended at least 75% of the aggregate of (1) the total number of such Board meetings and (2) the total number of meetings held by all committees of the Board on which such director served during 2007.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Our policy is that all directors are expected to attend each annual meeting of shareholders unless personal or family illness or other compelling personal or business circumstances prevent attendance. All of our directors attended our annual meeting of shareholders in 2007.

Shareholder Communications with Board of Directors

Shareholders may communicate with the Board of Directors or with any individual director by mailing a communication to the Company’s principal executive offices addressed to the Board of Directors or to the individual director, to the attention of the Company’s Corporate Secretary. The letter should indicate that the author is a shareholder, and whether he or she owns his or her shares in street name. Depending on the subject matter, management of the Company will: (i) forward the communication to the director or directors to whom it is addressed; (ii) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s business; or (iii) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be made available to all directors.

Director Nomination Procedures, Qualifications and Related Matters

Procedure for Consideration of Director Nominees. Prior to making any decisions concerning the nomination of directors for each year’s annual meeting, the Nomination and Governance Committee (the “Nominating Committee”) shall (i) evaluate the performance, attendance records of, and any loans or other transactions between the Company or the Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection; (ii) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of the Company; (iii) consider the need to augment Board for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of the Company, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the directors with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the nomination.

The Nominating Committee shall consider recommendations from directors, officers and employees of the Company and the Bank, as well as persons recommended by shareholders of the Company, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by shareholders in selecting Board nominees.

To meet the Company’s minimum qualifications to serve as a director, an individual must: (i) be an individual of the highest ethical character and integrity; (ii) have substantial experience which is of particular relevance to the Company; (iii) have the ability and willingness to devote sufficient time to the affairs of the Company; (iv) have a meaningful financial stake in the Company so as to assure that every director’s interests are aligned with those of the shareholders; (v) be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage; (vi) have an excellent personal and professional reputation in and commitment to one or more communities in which the Company does business; (vii) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (viii) have no conflict of interest that would interfere with his or her performance as a director; and (ix) have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

While not considered mandatory qualifications for serving as a director, the Board and the Nominating Committee also feel it is desirable for directors to (i) serve or have served as chief executive officer or in another position of active leadership with a business or professional interest located within the geographic area served by the Company and its subsidiaries; and (ii) live or work within 100 miles of an existing or proposed office of the Bank. In considering the desirability of any particular candidate as a potential director, the Nominating

Committee shall also consider the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Nominating Committee shall follow the same principles outlined above, and shall request of any potential nominee such information, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of the Company’s existing directors and executive officers each year in connection with the preparation of the Company’s proxy materials, as the Nominating Committee deems necessary to enable it to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to the SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year, and must include the following in the written recommendation: (i) a statement that the writer is a shareholder and is proposing a candidate for consideration; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding the candidate’s qualifications to be director; (v) the number of shares of the Company’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (vi) the written consent of the candidate to serve as a director if nominated and elected; (vii) information regarding any relationship or understanding between the proposing shareholder and the candidate; (viii) a statement that the proposed candidate has agreed to furnish to the Company all information (including the completion of a Directors’ and Officers’ Questionnaire as described above) as the Company deems necessary to evaluate such candidate’s qualifications to serve as a director; and (ix) as to the shareholder giving the notice (a) the name and address of the shareholder and (b) the number of shares of the Company’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedures for nominating directors (as opposed to making recommendations pursuant to the above procedure), other than by the Company, are set forth in our Bylaws, which provide in pertinent part as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to and received by the Secretary of the Corporation not less than one hundred twenty (120) calendar days in advance of the date corresponding to that on which the Corporation’s proxy statement was released to the shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received by the Secretary of the Corporation not later than the close of business on the later of (i) one hundred and twenty (120) days prior to such annual meeting; or (ii) seven (7) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these Bylaws…. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder and the beneficial owner, if any, on whose behalf the nomination is made; and (e) the number of shares of voting stock of the Corporation owned beneficially and of record by the notifying shareholder and such beneficial owner.”

For our 2009 Annual Meeting of Shareholders, written notice of intention to make any nominations must be received no later than December 29, 2008.

COMMITTEES OF THE BOARD

Audit Committee

General. The Board of Directors has, among others, a standing Audit Committee, composed of directors David Z. Hong (Chairman), Jin Chul Jhung, Peter Y. S. Kim, and Chung Hyun Lee, each of whom is an independent director as defined by the rules of Nasdaq. No member of the Audit Committee, other than in his capacity as a member of the Board of Directors or the Audit Committee, may accept any consulting, advisory or other compensatory fee from the Company. Each Audit Committee member also meets Nasdaq’s financial knowledge requirements and has substantial experience as the chief executive officer or equivalent of his respective business or profession. One member of the audit committee has the requisite financial sophistication required for at least one member of the audit committee under the rules of Nasdaq. While the Board believes that each member of the Audit Committee is highly qualified to discharge his duties, the Board has not designated any particular member of the Audit Committee as an “audit committee financial expert” under the SEC’s rules.

During the fiscal year ended December 31, 2007, the Audit Committee held a total of thirteen meetings. The purpose of the Audit Committee is to monitor the quality and integrity of the Company’s accounting, auditing, internal control and financial reporting practices. The Committee selects the Company’s independent accountants, reviews the independence and performance of the independent accountants, and makes certain that the independent accountants have the necessary freedom and independence to freely examine all of the Company’s records. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent accountants, with certain de minimis exceptions. Prior to the public release of annual and quarterly financial information, the Committee discusses with Management and the independent accountants the results of the independent accountants’ audit or limited review procedures associated with this information. The Committee oversees internal audit activities, including reviewing the internal audit plan, discussing various internal audit issues with Management, reviewing and concurring in the appointment or replacement of the director of the internal audits, and confirming and assuring the objectivity of internal audits. The Audit Committee also has ultimate responsibility for determining matters of interpretation with respect to the audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code.

Audit Committee Charter. The Board of Directors has adopted an Audit Committee charter, which outlines the purpose of the Audit Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.centerbank.com” under the topic “Governance.”

Audit Committee Report. Our Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the year ended December 31, 2007. The committee has discussed with our independent public accountants, which are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 114, including their judgments as to the quality of our financial reporting. The committee has received from the independent public accountants written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent public accountants the firm’s independence from management and the Company. In considering the independence of our independent public accountants, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described on page 22 below. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

In reliance on the review and discussions described above, the Committee recommends to the Board of Directors that the year-end audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Submitted by:
David Z. Hong, Chairman
Jin Chul Jhung	Chung Hyun Lee
Peter Y. S. Kim

Nomination and Governance Committee

General. The Board has a standing Nomination and Governance Committee (the “Nomination Committee”) of which all non-employee directors are members. The Nomination Committee met once during 2007. All of the members of the Nomination Committee are “independent” directors under the Nasdaq rules. We do not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board and the Nomination Committee have also adopted specific policies and procedures concerning the director nomination process, in accordance with which the Nomination Committee considers various matters and criteria and on that basis recommends the proposed slate of nominees to the full Board. The specific procedures and criteria which the Nomination Committee follows and considers in making its decisions concerning recommended nominations for directors are described above under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

Committee Charter. The Board of Directors has adopted a Nomination and Governance Committee charter, which outlines the purpose of the Nomination and Governance Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.centerbank.com” under the topic “Governance.”

Compensation Committee

The Board also has a standing Personnel and Compensation Committee (the “Compensation Committee”), of which directors Chang Hwi Kim (Chairman), David Z. Hong, Jin Chul Jhung, Peter Y. S. Kim, Sang Hoon Kim, and Chung Hyun Lee are members. The Compensation Committee met eight times during 2007. In accordance with the requirements of Nasdaq, all of the members of the Compensation Committee are “independent” directors under the Nasdaq rules. The primary functions of this committee are to (i) establish, implement and continually monitor adherence with the Company’s compensation philosophy; (ii) review and approve the corporate goals and objectives relevant to the compensation of our CEO, evaluate the CEO’s performance in light of these goals and objectives, and determine and approve any discretionary elements of the CEO’s compensation based on this evaluation; (iii) annually approve the compensation arrangements for “senior officers” (i.e., executive officers and other officers with the title of Executive Vice President or above) and approve or modify the CEO’s recommendations concerning annual bonuses, salary increases and any other compensation for such officers; (iv) review and approve the selection, retention and/or termination of any such officers; (v) consider and make recommendations to the Board of Directors concerning the Company’s equity-based compensation plans, including any proposed new plans or changes to existing plans; (vi) to the extent authorized by the Board, administer and implement such plans, including, but not limited to approving stock option grants to the Company’s Named Executive Officers; (vii) review and approve any renewals of the CEO’s employment contract and set his compensation levels for such contract based on market peer banks’ comparable compensation and other relevant factors at the time of renewal; (viii) annually approve bonuses for all employees; (ix) review and approve any employment agreements, salary continuation agreements or other contractual arrangements with any officers; (x) produce an annual report on executive compensation, and review and approve the Compensation Discussion and Analysis appearing in the Proxy Statement; (xi) have the ultimate responsibility for determining matters of interpretation with respect to the non-audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code; and (xii) review and make recommendations to the Board concerning personnel policies and any similar documents relating to personnel matters which require Board approval.

Compensation Committee Charter. The Board of Directors has adopted a Compensation Committee charter, which outlines the purpose of the Compensation Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.centerbank. com” under the topic “Governance.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The persons named above were the only persons who served on the Compensation Committee during the fiscal year ended December 31, 2007. None of these individuals has ever been an officer or employee of Center Financial Corporation or any of its subsidiaries. None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compensation Committee Report. In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board of Directors.

Chang Hwi Kim, Chairman
David Z. Hong	Peter Y. S. Kim
Jin Chul Jhung	Sang Hoon Kim
Chung Hyun Lee

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its 2007 fiscal year, no director, executive officer or beneficial owner of 10% or more of the Company’s common stock failed to file, on a timely basis, reports required during or with respect to this period by Section 16(a) of the Securities Exchange Act of 1934, as amended, except as indicated below. Chung Hyun Lee inadvertently failed to timely file a report on Form 4 with respect to one sale, and Jae Whan Yoo inadvertently failed to timely file his initial report on Form 3 with respect to becoming a director and executive officer. We are unable to express an opinion as to whether any reports required by Section 16(a) were due with respect to 2007 by Kinetics Asset Management, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

General

This section addresses the Company’s compensation programs, philosophy and objectives, including the process for making compensation decisions, the role of management in the design of such program, and the Company’s 2007 executive compensation components. The discussion is intended to address the factors most relevant to understanding what our compensation programs are designed to reward, including the essential elements of compensation, why we choose to pay each element of compensation, how we determine the amount of each compensation element, and how each compensation element fits into our overall compensation objectives and affects decisions regarding other compensation elements.

Compensation Philosophy

The Company’s executive compensation programs are designed to attract and retain high quality executive officers that are critical to its long-term success. The Company’s Board and management believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and to align the executives’ interests with those of the shareholders by rewarding performance based on the above established goals, with the ultimate goal of improving shareholder value.

Base compensation levels for the Named Executive Officers are established based on the officer’s roles and responsibilities, compensation of executives at comparable companies who perform similar duties, and prior year compensation. Bonus and equity compensation are based on both corporate and individual performance objectives, which include asset and revenue growth, asset quality, identification of strategic opportunities, core earnings performance, regulatory compliance and personnel management.

Process for Making Compensation Decisions

Role of the Executive Officers. The Chief Executive Officer (the “CEO”), assisted by the Manager of Human Resources, conducts an annual performance evaluation process for each of the Named Executive Officers, other than himself, on or about each anniversary of the hiring date of each such Named Executive Officer. As part of each annual performance evaluation, he considers, among other key factors, (i) the Company’s financial performance, (ii) the executives’ contribution to meeting the Company’s overall goals, (iii) the executives’ performance of job responsibilities and achievement of individual and/or departmental objectives, and (iv) management and leadership skills, including effective communication, problem solving and business development.

Based on this evaluation, the CEO determines recommendations for each such officer for salary adjustments, including merit increases, and annual incentive bonus amounts, and submits such recommendations to the Compensation Committee for its approval. The majority of each Named Executive Officer’s incentive bonus payment is determined by various performance-related factors, including the Company’s financial performance relative to that year’s pre-tax earnings goal. The Compensation Committee reviews the CEO’s recommendations and can modify a recommended amount in its discretion. Recommendations by the CEO for the grant of stock or option awards to Named Executive Officers under the Company’s equity compensation plan are also submitted to the Compensation Committee for approval at this time to assure that the Committee considers the other elements of proposed compensation at the same time.

Role of the Compensation Committee. The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee’s decisions are designed to ensure that the total compensation paid to the Named Executive Officers is fair, reasonable and competitive (generally, the types of compensation and benefits provided to the Named Executive Officers are similar to those of other officers of similar positions at comparable companies). The Compensation Committee is also responsible for (i) reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluating the CEO’s performance in light of these goals and objectives, and (iii) determining and approving any discretionary elements of the CEO’s compensation based on this evaluation. Additionally, the Compensation Committee reviews compensation levels for the Named Executive Officers and approves or modifies the CEO’s recommendations concerning annual bonuses and salary increases for Named Executive Officers.

The Compensation Committee also periodically reviews the compensation levels of the Board of Directors. In its review, the Compensation Committee looks to ensure that the compensation is fair and reasonably commensurate to the amount of work required both from the individual directors and from the Board in the aggregate.

To achieve these goals and objectives, the Compensation Committee seeks to maintain an executive compensation program that is set at competitive levels relative to comparable public financial services institutions with comparable performance. The Compensation Committee determines base compensation, targeted bonuses and targeted equity-based compensation for all Named Executive Officers.

Objectives of Our Compensation Strategy

The Compensation Committee has followed certain fundamental objectives to ensure the effectiveness of the Company’s compensation strategy. These objectives include the following:

Internal and External Fairness. The Compensation Committee recognizes the importance of perceived fairness of compensation practices both internally and externally. The Compensation Committee has evaluated the overall economic impact of the Company’s compensation practices and, when and if the Committee deems necessary, will consult with independent outside consultants in the evaluation of contractual obligations and compensation levels.

Performance-Based Incentives. The Compensation Committee believes that the establishment of financial incentives for the Named Executive Officers who meet certain objectives is critical to providing proper motivation to the Named Executive Officers, and thereby assisting the Company in meeting its long-term growth and financial goals. However, the Committee believes that in the case of the Named Executive Officers other than the CEO, objectives and goals should serve as guidelines only, and that bonuses for those individuals are best determined on a discretionary basis, after into account taking both objective and subjective factors.

Shareholder Value and Long-Term Incentives. The Compensation Committee believes that the long-term success of the Company and its ability to consistently increase shareholder value is dependent on its ability to attract and retain skilled executives. The Company’s compensation strategy engages equity-based compensation to align the interests of the Named Executive Officers with those of our shareholders.

Full Disclosure. The Compensation Committee seeks to provide full disclosure to the Board of Directors regarding compensation practices and issues, to ensure that all directors understand the implications of the Committee’s decisions. The Compensation Committee has reviewed the compensation practices of peers and considered the Named Executive Officers’ individual efforts and contributions to the Company’s performance, and has also reviewed various subjective measures in determining the adequacy and appropriateness of the Named Executive Officers’ compensation. The Compensation Committee takes into account the performance of the Named Executive Officers as well as their longevity with the Company, and recognizes that competition among financial institutions for attracting and retaining senior management executives has become more intense in the past few years. The Compensation Committee takes such market considerations into account to ensure that the Company is providing appropriate long-term incentives to enable it to continue to attract new senior management executives and to retain the ones it already employs. The Committee also considers general economic conditions and the Company’s past practices in making its compensation decisions.

Measures of Achieving Performance Objectives

The Compensation Committee has established various processes to assist it in ensuring that the Company’s compensation program is achieving its objectives. Among these are:

Assessment of Company Performance. In establishing total compensation ranges, the Committee considers various measures of Company and industry performance, including asset growth, earnings per share, return on assets, return on equity, total shareholder return and the effective execution of the Company’s growth strategy. The Committee does not apply a specific formula or assign these performance measures designated relative weights. Instead, it makes a subjective determination after considering such measures collectively.

Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the CEO and the other Named Executive Officers. The CEO’s compensation is governed by his employment contract, which is described below. For the other Named Executive Officers, the Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board’s interactions with the officer. As with the CEO, the performance evaluation of these executives is based on their contributions to the Company’s performance and other leadership accomplishments.

Total Compensation Review. The Committee reviews each Named Executive Officer’s base pay, bonus and equity incentives annually. In addition to these primary compensation elements, the Committee reviews the perquisites and other compensation and payments that would be required under various severance and change-in-control scenarios. Following its review, the Committee determined that these elements of compensation for 2007 were reasonable in the aggregate.

Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for Named Executive Officers were (i) base salary; (ii) performance-based incentive bonuses; (iii) equity incentives; and (iv) perquisites and other personal benefits. Of the four Named Executive Officers who served during 2007, only the current and former CEOs had written employment agreements that governed the terms of their compensation. Both of these employment agreements are described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Potential Payments Upon Termination or Change in Control – Employment and Resignation Agreements.” Our policies and practices for each of the principal compensation components are explained in the following paragraphs.

Base Salaries. Base salaries for our Named Executive Officers other than the CEO are dependent on the scope of their responsibilities, taking into account competitive market compensation paid by similar companies for comparable positions. Generally, we believe that executive base salaries should be targeted near the median range for executives in similar positions with similar responsibilities at comparable companies. Our Compensation Committee considers and approves our CEO’s recommendations (after any modifications) concerning base salaries for these other Named Executive Officers, including merit increases. As part of this process, the Committee considers relevant market practices by reviewing the data on peer companies of similar size, growth potential and market area. Merit increases in base pay are designed to reward our Named Executive Officers for their job performance and to manage pay growth consistent with our stated compensation objectives. Normally, base salary adjustments are effective following the performance evaluation conducted on the anniversary of the hiring date for the Named Executive Officers other than the CEO, primarily based on the Company’s financial and overall performance in the previous year, and on the performance of the individual and of that individual’s department(s) or division(s), and well as on base salary levels at comparable peer financial institutions. However, since all of the current Named Executive Officers were hired in 2007, this process did not occur for any of them in 2007. The base salaries for the Named Executive Officers other than the CEO in 2007 were based primarily on base salary levels at comparable peer financial institutions and individual negotiations as part of the hiring process.

The base salaries for our current and former CEOs are set forth in their respective employment agreements (see “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Employment and Resignation Agreements”). In determining the base salary of our current CEO when negotiating the terms of his employment agreement, the Committee reviewed the levels of such salaries at comparable financial institutions, and retained the services of Chrisman & Company, Inc. (“Chrisman”), an executive search firm, to assist in the search process and provide information on appropriate compensation levels based on surveys of comparable financial institutions and other relevant information available to Chrisman.

Performance-Based Bonuses. The Compensation Committee awards annual incentive bonuses to the Named Executives Officers other than the CEO after reviewing the Company’s and each individual’s performance for the past year. The incentive bonus is intended to reward these individuals for favorable performance. The Compensation Committee takes into consideration the CEO’s recommendations, as well as corporate and individual performance objectives, which include asset and revenue growth, asset quality, identification of strategic opportunities, and core earnings performance. The Committee also considers subjective factors such as the safety and soundness of the organization, including credit quality, capital management, personnel management and regulatory compliance. The combined salaries and bonuses for the Named Executive Officers are targeted to be near the median range for executives in comparable positions at peer institutions. The bonus policy seeks to align the interests of the executives with those of the shareholders by setting appropriate performance targets that enhance the Company’s value.

For the CEO, the calculation of the annual incentive bonus amount is set forth in his employment agreement as described below. Since the Company’s pre-tax earnings in 2007 did not exceed its pre-tax earnings for the previous year, the CEO was entitled to the minimum incentive bonus amount of $40,000. However, the Compensation Committee, in its discretion, awarded an additional discretionary bonus of $60,000, for a total of $100,000, to the CEO. The Compensation Committee determined this discretionary bonus upon consideration of such factors as the significance the CEO’s services; the achievement of specific goals, such as the lifting of the Memorandum of Understanding; and completion of strategic initiatives, special projects and assignments.

Equity Incentives

Consistent with our general philosophy of granting substantial options upon the initial appointment of our Named Executive Officers, our current CEO and our current Executive Vice President and General Counsel were each granted stock options in February 2007, shortly after their appointments, to purchase 100,000 and 50,000 shares, respectively, of our authorized but unissued common stock. The CEO’s option vests over a period of three years beginning in February 2008, and our General Counsel’s option vests equally over a period of five years beginning in February 2008. In May 2007, shortly after his appointment, our Executive Vice President and Chief Financial Officer was granted stock options to purchase 50,000 shares, which vest over a period of five years beginning in May 2008.

We also grant additional options from time to our other officers and employees, and the option grants are timed to follow the release of earnings to our shareholders. Options may not be granted if any material nonpublic information is available to the Board or the Compensation Committee at the time of grant. The exercise price per share is equal to 100% of the market price per share on the date of grant, as determined by the closing price of the Company’s stock quoted that day on the Nasdaq stock market. The specific terms of each stock option are determined at the discretion of the Board of Directors or the Compensation Committee, subject to specific limitations and requirements set forth in the stock incentive plan.

Stock options provide grantees the opportunity to buy shares of our common stock at a certain exercise price during a ten-year term, subject to a specified vesting schedule. This enables the grantee to benefit from expected appreciation in the value of the Company’s stock if its future performance remains strong. Holders of options have no rights as shareholders unless and until they exercise their options.

Perquisites and Other Personal Benefits

Consistent with the Company’s compensation objectives, the Named Executive Officers are provided perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program and which keep us competitive in the marketplace. The Committee periodically reviews the level of perquisites and other personal benefits provided to the Named Executive Officers for suitability with our program objectives. The perquisites provided to our current and former CEOs are described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Employment and Resignation Agreements.”

Other Named Executive Officers also received automobile allowances, medical benefits and reimbursement for business expenses, but, with the exception of the CEO, no such perquisites are described in the Summary Compensation Table below as no Named Executive Officer received reportable benefits in 2007 totaling $10,000 or more. The health and insurance plans the Company provided to the Named Executive Officers, and 401(k) matching employer contributions are consistent with those provided to all employees.

Conclusion

The Compensation Committee intends to continue to link executive compensation to corporate performance and shareholder return. We believe that our executive compensation policies and programs serve the best interests of our Company and our shareholders. The various pay vehicles offered are balanced to compensate our executives for current performance and provide motivation for them to contribute to our overall future success, thereby enhancing the Company’s value for the benefit of all our shareholders.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Executive Compensation Information

The following table sets forth certain summary compensation information with respect to our current and former Chief Executive Officers, and our only other executive officers who served during 2007 whose total compensation for the fiscal year ended December 31, 2007, exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary[19]		Bonus[20]	Non-Equity Incentive Plan Compensation[20]		Option Awards[21]	All Other Compensation		Total
Jae Whan Yoo President and Chief Executive Officer	2007	$239,583	[22]	$60,000		$40,000	$278,880	$40,622	[23]	$659,085

Lisa Kim Pai Executive Vice President General Counsel, Corporate Secretary and Chief Risk Officer	2007	$154,153	[22]	$72,500		—	$84,360	—	[24]	$311,013

Lonny D. Robinson Executive Vice President and Chief Financial Officer	2007	$131,653	[22]	$72,500		—	$42,740	—	[24]	$246,893

Seon Hong Kim Former President and Chief Executive Officer[25]	2007 2006	$14,006 295,093	[26]	— —	$	— 227,618	$27,640 165,856	$303,490 10,273	[27] [27]	$317,496 698,840

[19]

Includes portions of these individuals’ salaries, if applicable, which were deferred pursuant to the Company’s 401(k) Plan (the “401(k) Plan”). The 401(k) Plan permits all participants to contribute up to 15% of their annual compensation on a pre-tax basis (subject to a statutory maximum, which contributions vest immediately when made). The Company's policy is to match 75% of the employee's contribution up to 4% of his or her compensation, and 25% of the employee's contribution that exceeds 4% but is less than 8% of his or her compensation, which contributions become vested over a period of six years at the rate of 20% per year beginning at the end of the second year of completed employment.

[20]

The non-equity incentive plan compensation for Mr. Yoo consisted of the minimum incentive bonus payable based on the formula in his employment agreement (see “Potential Payments Upon Termination or Change in Control – Employment and Resignation Agreements”). Mr. Yoo also received a discretionary bonus as indicated in the table. Ms. Pai and Mr. Robinson both received discretionary bonuses. The non-equity incentive plan compensation for Mr. Kim for 2006 consisted of his incentive bonus which was based on the formula in his employment agreement (see “Potential Payments Upon Termination or Change in Control – Employment and Resignation Agreements”). Mr. Kim elected to defer this entire amount pursuant to the Company’s Executive Deferred Compensation Plan (see “Deferred Compensation”). Some of the bonuses and all of the non-equity incentive amounts were earned in the year indicated in the table and paid in the following year.

[21]

Represents amounts expensed under FAS 123R for the fiscal year related to the current year vesting of options for each Named Executive Officer that were granted in 2007 or prior years. The assumptions used in valuing these stock and option awards are detailed in Note 14 to the financial statements contained in our Annual Report to Shareholders for 2007.

[22]

Represents salary paid from commencement of this individual's employment through December 31, 2007. Mr. Yoo and Ms. Pai commenced their employment on January 16 and February 21, 2007, respectively. Mr. Robinson commenced employment as Interim Chief Financial Officer on February 12, 2007 and was appointed to his current position on April 9, 2007.

[23]

Consists of $29,322 representing the depreciation amount for the automobile supplied by the Company to Mr. Yoo, golf club membership expenses, and gas and cellular telephone allowances. None of the amounts other than the depreciation expense exceeded $10,000.

[24]	Perquisites and other personal benefits provided to this individual were less than $10,000.

[25]	Mr. Kim resigned from this position on January 17, 2007.

[26]	Represents salary paid from January 1 through January 17, 2007 (date of resignation).

[27]

For 2007, consists of severance payments made pursuant to a resignation agreement between the Company and Mr. Kim (see “Potential Payments Upon Termination or Change in Control – Employment and Resignation Agreements”). For 2006, consists entirely of employer contributions to Mr. Kim’s account pursuant to the 401(k) Plan.

Grants of Plan-Based Awards

The following table furnishes information regarding plan-based awards granted to the Named Executive Officers during 2007:

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[28]					Number of Shares Underlying Options Granted in 2007	Exercise or Base Price	Grant Date (123R) Fair Value
Name	Grant Date	Threshold		Target	Maximum
Jae Whan Yoo	2/14/07 n/a	$	— 40,000	— —	$	— 187,500	100,000 —	$22.14 —	$912,700 —
Lisa Kim Pai	2/21/07		—	—		—	50,000	22.37	460,150
Lonny D. Robinson	5/9/07		—	—		—	50,000	17.06	320,550
Seon Hong Kim	n/a		—	—		—	—	n/a	n/a

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding equity awards held by the Named Executive Officers at December 31, 2007:

Outstanding Equity Awards at Fiscal Year-End29

Name	Number of Shares Underlying Unexercised Options – Exercisable	Number of Shares Underlying Unexercised Options – Unexercisable	Option Exercise Price	Option Expiration Date
Jae Whan Yoo	0	100,000	$22.14	2/14/17
Lisa Kim Pai	0	50,000	22.37	2/21/17
Lonny D. Robinson	0	50,000	17.06	5/9/17
Seon Hong Kim	0	0	n/a	n/a

[28]

The non-equity incentive plan compensation award for Mr. Yoo consisted of the incentive bonus paid pursuant to his employment agreement (see “Potential Payments Upon Termination or Change in Control – Employment and Resignation Agreements”). The award was earned in the year made, and the threshold amount corresponds to the actual amount paid, which is the minimum provided in the employment agreement. This amount was included as “Non-Equity Plan Compensation” in the Summary Compensation Table above. (In addition, Mr. Yoo received a discretionary bonus in the amount of $60,000.) The maximum amount is the ceiling in the employment agreement of 75% of the amount of his annual base salary. There is no “target” amount as the potential amount of the incentive compensation between the minimum and maximum is simply 4% of the amount of the Company’s pre-tax earnings for that year which exceed the Company’s pre-tax earnings for the previous year.

[29]

The options held by Mr. Yoo vest at the rate of one-third per year commencing one year from the date of grant, and the options held by Ms. Pai and Mr. Robinson vest at the rate of 20% per year commencing one year from the date of grant. Options are for terms of ten years and the exercise price per share is the closing price of the stock on the date of grant. Unvested options accelerate in the event of a change in control of the Company, and options terminate in the event of termination of employment, with the time period for exercise of the vested portion depending on the reason the service ceases. In the case of termination for cause, the options expire immediately.

Option Exercises and Stock Vested

The following table provides information regarding options exercised by the Named Executive Officers during 2007, and the value realized thereon. No information is provided concerning stock awards as the Named Executive Officers did not have any stock awards as of December 31, 2007.

Option Exercises in 2007

Name	Shares Acquired on Exercise in 2007	Value Realized on Exercise[30]
Jae Whan Yoo	0	0
Lisa Kim Pai	0	0
Lonny D. Robinson	0	0
Seon Hong Kim	50,000	$789,000

Deferred Compensation

In May 2004 the Board of Directors approved the Company’s Executive Deferred Compensation Plan, pursuant to which executive officers may elect to defer a portion of their annual compensation. The Deferred Compensation Plan is unfunded for tax purposes and for purposes of ERISA. The Named Executive Officers were all eligible to participate in the Executive Deferred Compensation Plan in 2007 but only Seon Hong Kim elected to participate. There are no employer contributions to the plan. The amounts to be deferred are selected initially by the participant and can generally be changed within 45 days before the beginning of the next plan year. Interest on the amounts deferred is credited monthly at the rate of 1% over the Wall Street Journal Prime Rate. The balance in the account is paid to the participant over a period of one year in twelve equal installments in the event of retirement, or in a lump sum within 30 days following earlier termination of employment, whether due to resignation, termination without cause, a change in control, or disability.

The following table sets forth information concerning the Executive Deferred Compensation Plan for the Named Executive Officers as of and for the fiscal year ended December 31, 2007:

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year		Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year
Jae Whan Yoo	—		—	—	—	—
Lisa Kim Pai	—		—	—	—	—
Lonny D. Robinson	—		—	—	—	—
Seon Hong Kim	$227,618	[31]	0	$38,148	$735,454	0

[30]	Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise.

[31]	Consists of Mr. Kim’s 2006 bonus which was paid in 2007.

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the compensation and benefits payable to the Named Executive Officers in the event of a termination of employment under various circumstances, assuming that a termination of employment had occurred on December 31, 2007. The benefits which would be triggered in the event of a change in control consist of: (i) acceleration of unvested stock options; and (ii) for Mr. Yoo, severance payments under his employment agreement consisting of twelve months’ salary at the rate in effect as of the date of termination, plus a pro rata portion of his bonus for the partial year, if he were terminated or chose to voluntarily terminate his employment within one year following a change in control. If a change in control had occurred on December 31, 2007, the Named Executive Officers would have been entitled to exercise their unvested options as of that date, but none of such options had any value on that date.

Employment and Resignation Agreements. Effective January 16, 2007, the Company and Center Bank entered into a three year employment agreement with Jae Whan Yoo, who began his service as President and Chief Executive Officer on that day. The employment agreement specifies an annual base salary of $250,000 for the first year of the contract term, with annual increases thereafter based on increases in the applicable Consumer Price Index, not to exceed 7% per year. Mr. Yoo is also entitled to an incentive bonus equal to 4% of the amount of the Company’s pre-tax earnings for that year which exceed the Company’s pre-tax earnings for the previous year; provided, however, that in no event shall such bonus be less than $40,000 nor more than 75% of the amount of his annual base salary. Mr. Yoo also received stock options covering 100,000 shares of the Company’s authorized but unissued common stock, at the fair market value on the date of grant (February 14, 2007). The options are for a term of ten years and vest in installments of one-third per year commencing on the first anniversary of the date of grant. Mr. Yoo is also entitled to the use of a Company-owned automobile, medical and life insurance benefits, reimbursement for business expenses, and payment of country club membership expenses. In the event of termination without cause, Mr. Yoo will be entitled to receive his salary for the balance of term remaining under the agreement or twelve months, whichever is less, plus a pro rata portion of his bonus for the partial year. In the event of termination without cause or due to a change in control of Center Bank or the Company as defined in his employment agreement, if Mr. Yoo were terminated or voluntarily resigned within one year following the change in control, he would receive the same benefits as for termination without cause; provided, however, that the amount of any benefits to be paid under the agreement in the event of a change in control would be limited to the amounts allowed as deductible payments pursuant to Section 280G of the Internal Revenue Code.

The Company entered into an employment agreement with Seon Hong Kim effective September 1, 2004, which was terminated upon his resignation as President and Chief Executive Officer on January 17, 2007. His agreement provided for an annual base salary of $279,330 for the first year of the contract term, with annual increases thereafter based on increases in the applicable Consumer Price Index, not to exceed 7% per year. Mr. Kim was also entitled to an incentive bonus equal to 4% of the amount of the Company’s pre-tax earnings for that year which exceed 20% of the Company’s return on year-beginning capital; provided, however, that in no event was the bonus to be less than $40,000 nor more than 75% of the amount of Mr. Kim’s annual base salary. In the event of termination without cause or due to a merger or corporate reorganization where there is a change in more than 25% ownership of the Company’s stock (subject to certain exceptions), Mr. Kim was entitled to receive the balance of the salary due under the Agreement or twelve months’ severance pay, whichever was more.

Mr. Kim resigned as President and Chief Executive Officer of the Company and Center Bank on January 17, 2007, and entered into a resignation agreement on that date outlining the terms of his resignation. Pursuant to that agreement, Mr. Kim received payments totaling $303,490, representing twelve months’ base salary at the rate in effect at the date of his resignation. Two and one-half months’ worth of such payments were made during normal payroll periods through March 30, 2007; and the remaining lump sum payment of $240,263 was made in April 2007. Mr. Kim also continued to receive his medical benefits through March 30, 2007, and was able to exercise the final installments of his outstanding stock options to purchase 50,000 shares of common stock, which vested on March 30, 2007, within 30 days of that date (see “Option Exercises and Stock Vested”). Also pursuant to the resignation agreement, Mr. Kim was retained as a consultant at the rate of $1,000 per month from April 2, 2007 through January 15, 2008, to provide certain financial consulting services to the Company and assist as necessary with certain litigation matters, and during that period was not permitted to work for competing financial institutions.

Compensation of Directors

The Chairman of the Board receives $5,100 per month, the chairmen of the various Board committees receive $4,500 per month, and the other non-employee directors receive $3,500 per month, for their membership on the Board and attendance at Board and committee meetings. In addition, the non-employee directors received annual bonuses of $10,000 and the Chairman of the Board received an annual bonus of $11,200 in 2007. The non-employee directors also receive certain medical and dental benefits in excess of those provided to all employees. Specifically, each such director receives full medical and dental coverage (including dependent coverage) at no cost, compared to employees, who must pay between $50 and $160 per month depending on the type of coverage selected.

In May 2004, each of the non-employee directors became a participant in the Bank’s Director Survivor Income Plan, which provides for a payment to each director’s chosen beneficiary in the amount of $200,000. The Bank, in return, has purchased whole life insurance policies insuring the life of each director for amounts in excess benefits payable to such beneficiaries. The Bank is the beneficiary of each of the insurance policies.

The table below summarizes the compensation paid to the non-employee directors for the year ended December 31, 2007. Compensation paid to Jae Whan Yoo and Seon Hong Kim, the only directors during 2007 who were also Named Executive Officers, is set forth above in the various sections above concerning compensation paid to the Named Executive Officers.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards[32]	All Other Compensation[33]	Total
David Z. Hong	$64,000	$38,447	$13,434	$115,881
Jin Chul Jhung	64,000	38,447	13,561	116,008
Chang Hwi Kim	64,000	38,447	13,466	115,913
Peter Y. S. Kim	72,400	38,447	19,693	130,540
Sang Hoon Kim	64,000	38,447	13,453	115,900
Chung Hyun Lee	64,000	38,447	13,536	115,983

RELATED PARTY TRANSACTIONS

Certain of the executive officers, directors and principal shareholders of the Company and the companies with which they are associated have been customers of, and have had banking transactions with Center Bank in the ordinary course of the Bank’s business since January 1, 2007, and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness, and in the opinion of the Board of Directors, did not involve more than the normal risk of repayment or present any other unfavorable features.

[32]

Represents the amount expensed under FAS 123R for the fiscal year concerning options granted in 2007. The assumptions used in valuing these option awards are detailed in Note 14 to the consolidated financial statements contained in our Annual Report to Shareholders for 2007. Each non-employee director was granted an option on June 4, 2007 covering 30,000 shares of authorized but unissued common stock, at an exercise price of $17.23 per share, with an expiration date of June 4, 2017. Such options vest at the rate of one third per year commencing on the first anniversary of the date of grant, so no portion of any options was exercisable at December 31, 2007. Information concerning stock options granted to and held by Messrs. Seon Hong Kim and Jae Whan Yoo, who are also Named Executive Officers, is set forth above under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”

[33]	Consists entirely of premiums for medical and dental insurance.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed Grant Thornton, LLP (“Grant Thornton”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008. Grant Thornton audited the Company’s financial statements for the year ended December 31, 2007. Although not required to do so, the Board of Directors has chosen to submit this proposal to the vote of the shareholders in order to ratify the Audit Committee’s appointment of Grant Thornton. It is the intention of the persons named in the Proxy to vote such Proxy FOR the ratification of this appointment. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain Grant Thornton, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Grant Thornton are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The aggregate fees billed by Grant Thornton for the fiscal years ended December 31, 2007 and 2006 were as follows:

	2007	2006
Audit fees	$663,451	$709,463
Audit related fees	—	—
Tax fees	—	41,688
All other fees	—	—

Total	$663,451	$751,151

None of the fees paid to Grant Thornton during 2007 and 2006 were paid under the de minimis safe harbor exception from Audit Committee pre-approval requirements. The Audit Committee concluded that the provision of the non-audit services listed above was compatible with maintaining Grant Thornton’s independence.

Board of Directors’ Recommendation and Required Vote

The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning the Company’s 2009 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 29, 2008 in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under the federal securities laws.

The persons named as proxy holders for the 2009 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in the Company’s proxy materials for the Meeting, unless the Company receives notice of the proposal by March 13, 2009. If proper notice is received by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the proxy holders to vote said Proxy in accordance with the recommendations of the Board of Directors, and authority to do so is included in the Proxy.

DATED: April 28, 2008	CENTER FINANCIAL CORPORATION

Jae Whan Yoo President and Chief Executive Officer

A COPY OF THE COMPANY’S 2007 ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS INCLUDED AS PART OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS, WHICH IS BEING SENT TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO LONNY D. ROBINSON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT 3435 WILSHIRE BOULEVARD, SUITE 700, LOS ANGELES, CALIFORNIA 90010.

REVOCABLE PROXY – CENTER FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS – May 28, 2008

The undersigned shareholder(s) of Center Financial Corporation (the “Company”) hereby nominates, constitutes and appoints David Z. Hong, Chang Hwi Kim, and Sang Hoon Kim, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Olympic Office of Center Bank, 2222 West Olympic Boulevard, Los Angeles, California 90006 on Wednesday, May 28, 2008 at 6:00 p.m., and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as stated on the reverse side.

THE PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “FOR” PROPOSALS 1 AND 3 AND “FOR” ALL NOMINEES LISTED.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE SIGN AND DATE ON REVERSE SIDE.

A	Proposals - THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 3 AND A VOTE
“FOR” ALL THE NOMINEES LISTED.

1.	Amendment of Articles of Incorporation. To approve a proposal to amend the Company’s Articles of Incorporation to declassify the Board of Directors so that each director will stand for re-election on an annual basis, as described in the Company’s Proxy Statement dated April 28, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Election of Directors. To elect the following three individuals to serve until the next annual meeting of shareholders and until their successors are elected and qualified, in the event Proposal 1 is approved; or in the alternative to elect such individuals to serve as Class II directors until the 2010 annual meeting of shareholders and until their successors are elected and qualified, in the event Proposal 1 is not approved: Chung Hyun Lee, Jin Chul Jhung, and Peter Y.S. Kim.

☐	Mark here to vote	☐	Mark here to WITHHOLD	☐	For all EXCEPT – To withhold authority
	FOR all nominees		vote from all nominees		to vote for any nominee(s), write the name(s) of such nominee(s) below.

3.	Ratification of Appointment of Accountants. To ratify the appointment of Grant Thornton, LLP as our independent registered public accounting firm for 2008, as described in the Company’s Proxy Statement dated April 28, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To transact such other business as may properly come before the Meeting and at any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of Center Financial Corporation or its Board of Directors at the Meeting.

B	Non-Voting Items
Change of Address – Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting	☐

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All join owners should sign.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within this box.	Signature 2 – Please keep signature within this box.